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                                                                EXHIBIT 10.2


                              MODIFICATION OF LEASE

         This Modification of Lease (this "Modification"), dated as of July 31 1996, is entered into by and among MONICA R. SALUSKY ("Landlord"), SUNQUEST SPC, INC. ("Tenant"), and UNISON HEALTHCARE CORPORATION, fka SUNQUEST HEALTHCARE CORPORATION ("Guarantor").

                                R E C I T A L S:

         A. Landlord and Tenant entered into the subject lease (the "Lease") on or about November 30, 1994, for the Enumclaw Nursing Facility in Enumclaw, Washington (the "Nursing Home").

         B. Guarantor executed and provided to Landlord a guaranty (the "Guaranty") of Tenant's obligations under the Lease on or about November 30, 1994.

         C. The Lease is not scheduled to commence until Landlord closes escrow with Franciscan Eldercare Corporation for the purchase of the Nursing Home. In order to obtain financing (the "Acquisition Loan") to close the purchase of the Nursing Home, Landlord desires to modify the Lease on the terms set forth herein.

         D. In order to facilitate Landlord's acquisition of the Nursing Home, and the commencement of the Lease immediately thereafter, Tenant and Guarantor are willing to modify the Lease on the terms set forth herein.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord, Tenant and Guarantor agree as follows:

         1 . Definitions.

             a. "Actual Management Fees" means management fees paid or incurred (whichever is greater) by Landlord with respect to management of the Nursing Home.

             b. "Assumed Management Fees" means assumed management fees of five percent (5%) of total patient revenues after Medicaid and Medicare contractual adjustments.

             C. "Debt Service Coverage for the Nursing Home" means a ratio in which the first number is the sum of pre-tax income from normal nursing home operations of the Nursing Home as set forth in the quarterly statements provided to Landlord (without deduction for Actual Management Fees), calculated based upon the preceding twelve (12) months, plus rent
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expense pursuant to the Lease to the extent deducted in determining net income, and non-cash expenses or allowances for depreciation and amortization of the Nursing Home for said period less either Assumed Management Fees or Actual Management Fees (based upon the covenant to which such definition relates), and the second number is the sum of the current portion of the long term debt incurred for the benefit of the Nursing Home plus the interest expenses for the Nursing Home for the applicable period. In calculating "pre-tax income, " extraordinary income and extraordinary expenses shall be excluded.

             d. "Effective Capacity" means the number of licensed nursing home beds from time to time at the Nursing Home actually available for utilization (which may be less than the number of beds licensed due to utilization of single patient rooms or other reasonable and prudent operating decisions). Initially, the Effective Capacity shall be not less than 125 beds and Tenant agrees to obtain the approval of Landlord's mortgagee prior to reducing the Effective Capacity below that amount.

         2 . Financial and Other Information. Tenant and Guarantor shall provide to Landlord the following financial statements and information on a continuing basis:

             a. Within thirty (30) days of filing, copies of the 10-K and 10-Q Reports of Guarantor, as filed with the United States Securities and Exchange Commission.

             b. Within forty-five (45) days after the end of each fiscal quarter, (i) unaudited interim financial statements of the Nursing Home, prepared in accordance with GAAP, which shall include a balance sheet and a statement of income and expenses for the quarter then ended, and which statements shall be accompanied by a Summary of Financial Statements and Census Data in the form attached hereto as Exhibit A, all of which statements shall be certified by the chief financial officer of Tenant or Guarantor to be true and correct, and (ii) if requested by Landlord, a summary of all responses, audit reports, or inquiries with respect to the cost reports referred to in (c) below.

             c . Within thirty (30) days of filing or receipt, all Medicaid cost reports and any amendments thereto filed with respect to the Nursing Home.

             d. Within thirty (30) days of receipt, copies of all licensure and certification survey reports and statements of deficiencies (with plans of correction attached thereto).

             e. Within five (5) days of receipt, any and all notices (regardless of form) from any and all licensing and/or certifying agencies that the Nursing Home's license and/or the Medicare and/or Medicaid certification is being downgraded to a substandard category, revoked, or suspended, or that action is pending or being considered to downgrade to a substandard category, revoke, or suspend the Nursing Home's license or certification.

             f. If requested by Landlord, within forty-five (45) days of the end of each fiscal quarter, an aged accounts receivable report from the Nursing Home in sufficient detail to show amounts due from each class of patient-mix by the account age classifications of thirty (30) days, sixty (60) days, ninety (90) days, one hundred twenty (120) days, and over one hundred

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twenty (120) days, certified by the chief financial officer of the Tenant or
Guarantor to be true and correct.

             g. If requested by Landlord, evidence of payment of any applicable provider bed taxes or similar taxes assessed against Tenant.

             h. Within thirty (30) days of receipt, a copy of the Medicaid rate calculation worksheet (or the equivalent thereof), if any, issued by the applicable Medicaid agency.

             i. Landlord reserves the right to require such other reasonable financial information in such form (including tax returns) of Tenant, Guarantor and the Nursing Home, at such other reasonable times (including monthly or more frequently) as Landlord reasonably shall deem necessary, and Tenant and Guarantor agree promptly to provide such information to Landlord. All financial statements must be in the form and detail as Landlord from time to time reasonably requests. At the time of furnishing the quarterly operating statements required above in this Section, Tenant also shall furnish to Landlord a compliance certificate in the form attached hereto as Exhibit B.

             j. Pursuant to the Acquisition Loan, Landlord is to provide copies of the above information from Tenant and/or Guarantor to Landlord's mortgagee on a timely basis. Concurrently with the notice to Landlord's mortgagee, Landlord shall provide Tenant with copies of such notices to Landlord's mortgagee or provide Tenant with other proof of communication, in a form and manner reasonably satisfactory to Tenant, to evidence that Landlord has satisfied its obligation to Landlord's mortgagee.

         3. Debt Service Coverage Ratios. Tenant shall:

             a. Achieve and within forty-five (45) days of the end of each quarter (commencing with the quarter ending June 30, 1997), provide evidence to Landlord of the achievement of a Debt Service Coverage for the Nursing Home, after deduction of Actual Management Fees, of not less than 1.0 to 1.0, based on the operations of the Nursing Home for the same periods as set forth in subsection 3(b) hereof.

             b. Achieve and within forty-five (45) days of the end of each calendar quarter, provide evidence to Landlord of the achievement of the following Debt Service Coverages for the Nursing Home for the following periods, after deduction of Assumed Management Fees, calculated based on the operation of the Nursing Home during the following periods:

      Period                          Required Debt           Months Included in
                                      Service Coverage        Calculation
                                      Ratio

1.    Prior to date in 2 below        No Requirement          No Requirement

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2.     Calendar Quarter ending       1.0 to 1.0        Three (3) months ending
       June 30, 1997                                   with such quarter

3.     Calendar Quarter ending       1.15 to 1.0       Three (3) months ending
       September 30, 1997                              with such quarter

4.     Calendar Quarter ending       1.20 to 1.0       Three (3) months ending
       December 31, 1997                               with such quarter

5.     For all subsequent calendar   1.20 to 1.0       Twelve (12) months ending
       quarters                                        with such quarter

             c. If (i) the Nursing Home fails to maintain the required Debt Service Coverage ratios specified in (a) or (b) above or if Tenant fails to provide evidence of the achievement thereof, Tenant and Landlord will each deposit with Landlord's mortgagee within sixty (60) days of demand therefor, cash or other liquid collateral in an amount equal to one-half of the amount which, when added to the first number of the Debt Service Coverage calculation, would have resulted in the noncomplying debt service coverage requirement having been met. If such failure continues for two (2) consecutive quarters, on the third consecutive quarter, if the Nursing Home again fails to achieve or the Tenant fails to provide evidence of the achievement of the required Debt Service Coverage ratios, Tenant and Landlord will each deposit with Landlord's mortgagee, additional cash or liquid collateral (with credit for amounts currently being held by Landlord's mortgagee) in an amount equal to one-half of the amount which, if same had been applied on the first (1st) day of such twelve
(12) month period to reduce the outstanding principal balance of the first mortgage loan covering the Nursing Home, would have resulted in the noncomplying Debt Service Coverage requirements having been satisfied. The portion of such cash or liquid collateral that is paid by Tenant will constitute additional collateral for the Tenant's obligations under the Lease, and Tenant hereby grants to Landlord an assignment of, and a security interest in all such collateral. Such collateral will not be released until such time as the required Debt Service Coverage ratios have been achieved for at least four (4) consecutive calendar quarters.

             4. Occupancy. Tenant will maintain a daily average occupancy for the Nursing Home of seventy-five percent (75%) or higher for each quarter based on the Effective Capacity of the Nursing Home. In the event that Tenant fails to maintain such required minimum occupancy for any two consecutive quarters, Tenant agrees that it will prepare and submit a written action plan to Landlord, which plan shall be designed to increase the occupancy level to (or in excess of) the required 75% minimum. If the Nursing Home still fails to comply with the foregoing minimum occupancy requirement for two more consecutive quarters immediately following the first two noncomplying quarters, then Tenant agrees that it will engage a marketing consultant reasonably acceptable to the Landlord and to the Landlord's mortgagee.

             5 . Events of Default; Cure Periods. The failure of Tenant to comply with the requirements of Section 2 shall not constitute an event of default under the Lease unless such failure continues to exist after ten (10) days written notice from Landlord specifying the financial statement(s) and/or information that has not been timely provided and demanding delivery by Tenant of the same.

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         6. Capital Expenses. Tenant will make minimum capital expenditures for the Nursing Home in each calendar year, beginning with the calendar year 1996 (prorated for such year), of $300 per bed (based on the Effective Capacity of the Nursing Home), and within forty-five (45) days of the end of such year, will provide evidence thereof reasonably satisfactory to Landlord. In the event such expenditures are not made, then within forty-five (45) days of the end of such year, Tenant will deposit with Landlord (or, at Landlord's instructions, with Landlord's mortgagee) the difference between the expenditures required and the amount actually spent for such purposes. The escrow funds will be released to Tenant from time to time provided no material event of default exists under the Lease for capital expenditures for the Nursing Home in subsequent years to the extent of capital expenditures in excess of the minimum required herein for such subsequent year, upon receipt by Landlord of a request by Tenant and evidence satisfactory to Landlord of such excess expenditure. Until released, such escrowed funds shall constitute additional collateral for the Tenant's obligations under the Lease, and Tenant hereby grants to Landlord an assignment of, and a security interest in all such escrow funds.

         7. Regulatory Agreement Obligations. During the term of this Lease, Tenant shall timely comply and perform all of the obligations of Landlord under, and provide all information and documentation required by, the Regulatory Agreement dated May 1, 1991, between the Washington State Housing Finance Commission and Franciscan ElderCare Corporation, as amended October 15, 1992, and July ____, 1996.

         8. Ownership of Certificate of Need. Tenant acknowledges that Landlord is the owner of the certificate(s) of need, bed authorization, and/or other rights to operate the Demised Premises. Tenant shall not attempt or purport to transfer, assign, or otherwise alienate Landlord's certificate(s) of need, bed authorization or other rights to operate the Demised Premises. Tenant shall execute any and all documents reasonably requested by landlord to confirm that the certificate(s) of need, bed authorization, and other rights to operate the Demised Premises are owned by Landlord.

         9. Termination Upon Payment of the Acquisition Loan. Except for Sections 7 and 8 of this Modification, this Modification shall terminate, and neither Tenant nor Guarantor shall have any further obligation to comply with any provisions hereof upon payment in full by Landlord of the Acquisition Loan, even if an event of noncompliance hereunder is in existence at the time of termination.

         10. Continuing Validity. All terms, conditions and provisions of the Lease are continued in full force and effect and shall remain unaffected and unchanged, except as modified hereby. Guarantor also acknowledges that the Guaranty remains in full force and effect and constitutes a guarantee by Guarantor of Tenant's obligations under the Lease, as modified hereby.

         11. No Other Agreements. Notwithstanding anything to the contrary contained herein or in any other instrument executed by Landlord, Tenant or Guarantor, or in any other action or conduct undertaken by Landlord, Tenant or Guarantor, the agreements, covenants and

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provisions contained herein shall constitute the only agreement of Landlord,
Tenant and Guarantor to modify the terms and provisions of the Lease. Accordingly, no express or implied consent to any further modifications involving any of the matters set forth in this Modification or otherwise shall be inferred or implied by the execution of this Modification.

         12. Binding Effect. This Modification shall be binding upon, and shall inure to the benefit of, the parties hereto and their heirs, personal representatives, successors and assigns.

         13. Counterparts. This Modification may be executed in several counterparts, each of which shall, for all purposes, be deemed an original, and all counterparts, taken together, shall constitute one and the same Modification.

         DATED as of the day and year first above written.



                                      /s/ Monica R. Salusky
                                      ------------------------------------------
                                      MONIICA R. SALUSKY

                                                                      "LANDLORD"


                                      SUNQUEST SPC, INC.



                                      By  /s/ Jerry M. Walker
                                         ---------------------------------------

                                      Its
                                          --------------------------------------
                                                                        "TENANT"


                                       UNISON HEALTHCARE CORPORATION



                                      By  /s/ Jerry M. Walker
                                         ---------------------------------------

                                      Its
                                          --------------------------------------

                                                                     "GUARANTOR"

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